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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-120061, 333-100077, 333-58168; Form S-3 Nos. 333-116696, 333-118187, 333-111287, 333-108752 and 333-76738) of Genetronics Biomedical Corporation, of our report dated February 28, 2005, with respect to the consolidated financial statements of Genetronics Biomedical Corporation, Genetronics Biomedical Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Genetronics Biomedical Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
San Diego, California March 10, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm